EXCLUSIVE BROKER AND MARKETING AGREEMENT

THIS EXCLUSIVE BROKER AND MARKETING AGREEMENT is made and entered into effective as of March 5, 1996 (the "Effective Date") by and between ZAP Power Systems Corporation, a California corporation (herein referred to either as "ZAP" or "Manufacturer") located at 117 Morris St., Sebastopol, CA 95472 and Power Biking INC., a California Corporation (herein referred to either as "PBI" or "Broker") located at 5213 El Mercado Parkway, Unit D, Wikiup, Ca. 95403 (collectively, the "Parties").

                                    RECITALS

A. ZAP has invented, developed and manufactured certain electric vehicles and components (defined below as "Assembled Products") thereof which it desires to sell and distribute in certain territories with the assistance of Broker.

B. Broker desires to obtain distributors and/or customers for ZAP's products in certain territories on an exclusive and non-exclusive basis as more fully set forth below.

                                   AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto mutually agree as follows:

1. Definitions When used herein, the additional definitions set forth herein below shall have the following meanings:

   A. Affiliates of a Party hereto shall mean (i) each person or entity that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, five percent (5%) or more of (A) the profits or losses of any person or (B) the securities having ordinary voting power in the election of directors or other governing body, or (c) the voting power of any person or entity or other ownership interests of any such Party,
   (ii) each person or entity that controls, is controlled by or is under common control with such Party or any Affiliate of such Party or (iii) each of such Party's officers, directors, or general partners or similarly positioned-individuals. For the purpose of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities or by contract or otherwise.

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   B.  Aftermarket   Accessories   shall  mean  and  include  (i)  any  physical
   nonstandard item that can be added to an "Assembled Product" (as defined below) and/or (ii) any general item of merchandise for use in connection with an Assembled Product (such as clothes, banners, etc.), sometimes distributed, sold, or otherwise commercialized directly or indirectly by or for ZAP or any of its Affiliates during the Term of this Agreement.

   C. Aftermarket Options shall mean any and all contractual rights sold by PBI or ZAP to protect or insure a ZAP product including, but not limited to extended warranties, service contracts, maintenance contracts, theft insurance, and tire puncture insurance.

   D. Assembled Products shall mean the battery and/or solar powered electric motor driven vehicle(s) described in Exhibit A hereto (which Exhibit is incorporated herein by this reference) manufactured, distributed, sold or otherwise commercialized directly or on behalf of ZAP or any of its affiliates during the term of this Agreement. If and when ZAP expands its line of vehicles (i.e. electric automobiles) then, it agrees to enter good faith negotiations with PBI to enter into an agreement to extend this agreement to said new vehicles.

   E. Components shall mean any and all engines, controllers, transmissions drive-trains or any other separate parts or components that are a necessary and integrated part of an Assembled Product, and is also provided, manufactured, distributed, sold or otherwise commercialized directly or indirectly by Manufacturer or any of its Affiliates during the Term of this Agreement.

   F. Dollars or "$" shall mean currency of the United States of America.

   G. PBI Enrolled Dealer shall mean any "New Automobile Franchised Dealership" (i.e. a dealer for General Motors, etc.) that is enrolled by PBI that continues to be a Party in good standing under their Dealer/Manufacturer Sales and Service Agreement (herein called "Dealer Agreement").

   H. Exclusive Territories shall mean the geographic area constituting the following geographic regions, to wit: The 50 states of the United States of America including all of its possessions and Territories and Canada.

   I. Products shall mean and collectively refer to any one or more of the following: Aftermarket Accessories, Assembled Products and/or Components. (Note, AFTERMARKET OPTIONS are not PRODUCTS)

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2. Appointment/Products/Territory/Term

   A. Grant of Exclusive Broker Appointment: Manufacturer hereby appoints PBI the exclusive right and appoints PBI on an exclusive basis as its exclusive broker within the Exclusive Territory to market, advertise, merchandise, promote and commercialize the Products and any of them to and through PBI Enrolled Dealers during the Term of this Agreement. PBI Enrolled Dealers shall contract directly with ZAP pursuant to the Dealer Agreement. Once the standard form of Dealer Agreement is completed (which must be completed at the earliest possible date as PBI needs this document to enroll PBI Enrolled Dealers) it will be attached hereto as Exhibit B and incorporated herein by this reference ("Dealer Agreement"). PBI will cause its best effort
   (contingent upon Zap's product availability and production capacity) to locate and present to ZAP New Automobile Franchised Dealerships (defined in subsection 1G hereof) for consideration and enrollment by ZAP as a PBI Enrolled Dealer for ZAP and to exploit and fully develop the market.

   B.  Special  Customer  Agreements  at ZAP's  Discretion  PBI is  expected  to concentrate its efforts on the establishment of a distribution network consisting primarily of New Automobile Franchise Dealers as PBI Enrolled Dealers. However, its is contemplated that from time to time PBI may encounter a potential candidate for a PBI Enrolled Dealer or identify a group of customers for ZAP Products that do not qualify for inclusion in PBI's network of PBI Enrolled Dealers. In all such circumstances, PBI is required to disclose the opportunity to ZAP. Where appropriate, ZAP (in its sole discretion) may engage PBI to participate in the development of a dealership or customer relationship with the prospect. Each time PBI is engaged to participate in a special situation, the Parties will complete a Special Customer Contract to set forth PBI's rights, duties, compensation arrangement, and other matters relating to the special situation. Each such Special Customer Contract will be separate and distinct from this Agreement.

   C. Non-Exclusive Purchasers (NEP) means a retail customer in the Exclusive Territory that PBI introduces to ZAP that ZAP accepts in its sole discretion as a NEP for PBI's benefit because the contemplated sale does not conflict with ZAP's other dealers or distribution objectives. In such an event, ZAP agrees to sell Assembled Products to NEP's on terms and conditions no less favorable than those given to similar type customers under reasonably similar circumstances. PBI's rights with respect to NEP's shall be nonexclusive.

   D. Term The Term of this Agreement shall begin on the Effective Date and ends on May 31, 1998, unless extended by written agreement of the parties or sooner terminated pursuant to Section 13 hereof.

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3. Aftermarket  Options  Exclusivity:   For the Term of this Agreement ZAP shall
not sell any Aftermarket Option to PBI Enrolled Dealers and/or selected NEPs or selected Special Customers for whom PBI has been granted an exclusive to Aftermarket Options.

4. PBI COMPENSATION For the Term of this Agreement PBI will be compensated for Product sales made by PBI Enrolled Dealers, Special Customers and NEPs as follows:

   A. For all brokered sales (i.e. all purchase orders presented to ZAP through PBI) between the Effective Date and February 28, 1997, PBI will be paid the lesser of: (1) 18% of the Dealer Price charged by ZAP for sales of All Products or, (2) $.125 per Powerbike type Product; $55 per Powerkit type Product.

   B. For all brokered sales (i.e., all purchase orders presented to ZAP through PBI) after February 28, 1997 and the termination date of this Agreement, PBI will be paid the lesser of: (1) 15% of the Dealer Price charged by ZAP for sales of all Products, or (2) $100 per Powerbike type Product and $50 per Powerkit type Product.

   C. For sales brokered to NEP's and Special Customers, PBI will be paid a 20% brokerage fee if the Sales Price paid by the NEP or the Special Customer is 90% or more of Manufacturers' Suggested Retail Price for said Product. The brokerage fee due to PBI with respect to all other sales to a NEP or a Special Customer shall be negotiated and set forth in the appropriate agreement pertaining to the NEP or the Special Customer.

   D. Contingent Override Brokerage Fee: If but only if PBI satisfies in full the Incremental Unit Sales Quotas set forth in subsection 5B(5) hereof (without involving any need to cure any shortfall, and subject to only the exception set forth in subsection 4D(4) hereof), then PBI shall have earned the Override Brokerage Fee that shall be computed at a rate of 3% on sales in PBI's territory as prescribed in this subsection 4(D). The Override Brokerage Fee sales shall accrue and be paid as follows:

      1. Commencing on March 1, 1997, ZAP will compute, the Override Brokerage Fee at a rate of 3% on all of ZAP's sales revenues for Assembled Products, Components, Aftermarket Accessories and Aftermarket Options in the Exclusive Territory that are not generated by "PBI Brokerage Activities Under This Agreement", which term is defined herein to mean;

      "Brokered sales of all Assembled Products, Components and Aftermarket Accessories and

      Aftermarket Options" for which PBI is being paid Brokerage Fees under subsection 4A, B, C and D hereof."

      If PBI terminates its role as Broker before June 1, 1998 or PBI's current shareholders (i.e. Barry Biddulph and Rex Everett) spend less than a majority of their business efforts marketing ZAP's Products then no Override Brokerage Fees will be due.

      2. The Override Brokerage Fee computed for each month (in which ZAP has received payment) will be paid thirty (30) days after the last day of each said month (i.e., a payment received in June by ZAP in 1997 will be paid not later than July 31, 1997).

      3. Payments made pursuant to this subsection 4D and 4D(1) shall be made from March 1, 1997 to and until May 31, 1998 and continued as outlined in section 13b(2).

      4. PBI shall not fail to earn the Override Brokerage Fees hereunder if PBI's inability to meet the Incremental Unit Sales Quota(s) hereunder is caused by ZAP's failure to deliver Product to the customers of the PBI Enrolled Dealers, NEPs, and/or Special Customers. In such an event, PBI shall be entitled to and shall be paid the Override Brokerage Fees. ZAP's manufacturing process time for most Products is eight (8) weeks. PBI's orders will account for this lead time.

5. Quotas: PBI agrees to meet or exceed the "Performance Quotas" set forth below.

   A. Cumulative PBI Enrolled Dealers Quota: On April 30, 1997, PBI shall have Zap Dealer Agreements submitted for at least for thirty (30) PBI Enrolled Dealers.

   B. Incremental Unit Sales Quota: PBI shall meet the following Brokered "Unit Sales" quotas for any combination of Assembled Products (a unit includes of the following, a Powerbike, a Powerbike, a Zappy, or a ZAP Powerkit) as follows:

      1. 30 unit sales by March 5, '96.

      2. 75 unit sales in the month of March '96.

      3. 75 unit sales in the month of April '96.

      4. 100 unit sales in the month of May '96.

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      5. 3,000 unit sales by April 30,  1997  (includes  280 units  required  in first four months, February '96 to May '96).

      6. 10,000 unit sales by May 31, 1998 (includes 3.000 unit sales required as of April 30, 1997).

   C. Escrow and Payments: Manufacturer will establish and maintain an escrow account (or equivalent) for the collection of sales proceeds immediately. All payments for Products brokered by PBI hereunder for which Broker is entitled to a fee shall be paid in U.S. Dollars to a ZAP escrow account in which PBI shall have a right for disbursement by an escrow agent as outlined in the escrow Agreement attached as Exhibit C. (to be completed immediately). The Dealer Agreement shall provide that Purchaser shall make payments payable to the foregoing Escrow Account (the "Escrow Account"). Amounts hereunder shall be considered to be paid as of the day on which funds are received in the Escrow Account. The name on this Escrow Account will be ZAP Powerbikes Enterprise.

6. PBI Duties:

   A. PBI will use its best effort to cause the establishment of a PBI Enrolled Dealer Network for ZAP in the Exclusive Territory.

   B. PBI shall promptly refer to the Manufacturer any correspondence or inquiries of any kind that it may receive from purchasers or potential subdistributors, dealerships or sales representatives located anywhere inside or outside the Exclusive Territory except New Automobile Franchise Dealer(s) and NEP's inside the Exclusive Territory.

   C. PBI agrees to conduct its business in a manner that will reflect favorably upon the good name and reputation of the Products and on Manufacturer.

   D. PBI agrees to conduct its business in a responsible manner that will positively support ZAP's activities hereunder, including its marketing and advertising efforts.

   E. PBI will disclose to ZAP any willful infringement of ZAP's patent or trademark rights by third Parties which PBI has actual knowledge.

7. Manufacturer Duties

   A. Manufacturer agrees to conduct its business in a responsible manner that will support positively PBI activities hereunder. In this regard, Manufacture's will exercise diligence in all areas of its business including among others:

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


   B. Manufacturer will diligently work to carrying on a continuous effort to improve its Products with innovations that will make Products costs competitive, of first class quality, and preferred technology. Manufacturer will give PBI at least 30 days advanced written notice of any new Products or Product changes. In this regard, Manufacturer will use its best efforts to introduce what is commonly known as its "ZAPPY" as its first new Product not later than December 31, 1996.

   C. Manufacturer will cooperate with Brokers creations and production of training manuals, videos, and such other materials Sales Agents deems necessary for use by PBI Enrolled Dealers.

   D. Manufacturer will establish and maintain an Escrow Account (or equivalent) for the collection of sales proceeds to be allocated and dispersed to Manufacturer and PBI under the Escrow Agreement pursuant to the terms of subsection 5C hereof.

   E. Manufacturer will undertake such reasonable legal enforcement and protection of Manufacturers patent and trademark rights as Manufacturer deems appropriate.

   F. Manufacturer will grant all PBI Enrolled Dealers first call rights to receive delivery of all Products for which they have provided Manufacturer a purchase order at least sixty (60) calendar days before the delivery date.

   G.   Manufacturer   will  provide  all  PBI's  Special  Customers  and  NEP's
   fulfillment of their sales orders on a consistent, FIFO basis.

   H. Manufacturer will, at Manufacturer's discretion, obtain and maintain "Brand Names" for its Products.

   I. Manufacturer will indemnify PBI from any loss arising from Manufacturers failure to deliver Products in a timely fashion.

   J. ZAP shall not install any Dealers in any of PBI's "Protected" Dealer areas if the "Protected" Dealer is meeting its quotas.

8. Advertising duties of PBI and MANUFACTURER'S support thereof

   A. Manufacturer shall furnish to PBI (free of charge), at PBI's address of record reproduction-ready transparencies of ZAP created drawings, specifications and other technical information (including service manuals and warranty booklets) for the Products requested by PBI for marketing production by PBI at its sole expense. PBI (at its expense) is hereby authorized to reproduce the same in the literature and material it produces and make needed and accurate translations thereof as may be appropriate in the Exclusive Territories. In this regard, Manufacturer will provide PBI accurate and legally correct information for use in PBI's marketing efforts. PBI is required to obtain approval from Manufacturer of all of the literature and any other advertising material prior to its publication by PBI to third Parties.

   B. From time to time the Manufacturer may agree to engage in co-op advertising with Authorized Dealers as recommended by Broker. Manufacturer reserves its right to decide the extent of its participation in co-op advertising based on a review of PBI's proposal.

   C. PBI is to pay for all of its marketing and advertising costs and overhead.

   D. Manufacturer is responsible to provide all technical, installation, and service related information necessary for Authorized Dealers to provide competent service to its purchasers.

   E. Manufacturer is to provide Authorized Dealers on video/audio tape(s) for the "installation and service" of the Products.

   F. ZAP will provide Authorized Dealers an 800 number for technical assistance during all normal business hours in the United States.

   G. ZAP will pay PBI $1,000 by March 15, 1996 for the photography cost for ZAP bikes. ZAP will gain access to the negatives for reproduction.

9. Relationship of the Parties The Parties agree that PBI is only a broker to ZAP and that their relationship to not be that of employer or that of an employee, a partnership, or a joint venture of any kind. Manufacturer shall not make any statement or otherwise represent Broker as having any relationship with Manufacturer which is based on an alleged relationship other than that described herein.

10. Trademark/Patents/Proprietary Information/Competition.

   A. Manufacturer grants to PBI for the term of this Agreement a non-exclusive right and license to use all of ZAP's Trademarks that pertain to the Products covered by this Agreement, including but not limited to the trademark ZAP/ZAP Power Systems and Electricycle Products in connection with the advertising, merchandising, promotion and commercialization of the Products in the Exclusive Territories. Upon the termination of this Agreement, PBI's rights and license hereunder shall automatically and immediately cease and

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   as of termination,  PBI will refrain thereafter all references to ZAP and ZAP related Products.

   B. Wherever practical Manufacturer will seek patent protection of it's proprietary Products under the laws of the United States and Canada and elsewhere. If and when patents are issued Manufacturer will seek to further protect it's Products with additions to the patents and new patents for new innovations that will protect Manufacturer's markets from competition. Also, Manufacturer will use all reasonable efforts (as Manufacturer deems in its sole discretion) to seek enforcement and legal protection of it's patents from infringements by competitors and others.

   C. Manufacturer will use it's best efforts to keep it's proprietary information secret. In this regard PBI agrees to sign a Non-competition and Confidentiality Agreement in form and substance acceptable to both Parties. Manufacturers and PBI shall comply with all laws, statutes, rule and regulations applicable to its business and the marketing of the Products.

11. Indemnification in Favor of Manufacturer

   A. PBI shall indemnify, defend, protect and hold harmless Manufacturer, its Affiliates and all officers, directors, employees and agents thereof (hereinafter referred to as "Indemnifies") harmless from all claims, suits, damages, losses, expenses, costs, obligations, liabilities, recoveries and deficiencies, (including without limitation, interest, penalties, damages or injury to property or person and incidental and consequential damages, as well as reasonable attorneys' fees, costs of defense and expert witness fees incurred in connection therewith) which may be asserted against or suffered by any Manufacturer indemnities which arise or result from any violation by PBI of any law, statute, rule regulation or any inaccurate advertising claim made by PBI without Manufacturers approval, or any breach of this Agreement by PBI.

   B. For the term of this Agreement, PBI shall carry reasonable errors and omissions insurance (which may be paid for by PBI as an "additional" insured to ZAP's other insurance's if doing so is less expensive and causes no disadvantage to ZAP) in form and amount which are customary in the industry for the activities performed by PBI hereunder. PBI shall name Manufacturer as an additional insured of said policies if customary and reasonably available. A Certificate of Insurance shall be provide to Manufacturer for the Term of this Agreement evidencing such coverage in the Exclusive Territory. Said policies shall require that insurer(s) may not terminate or materially modify insurance without prior notice to Manufacturer at least twenty (20) days in advance of termination or modification. Manufacturer shall have the right to review and approve said policies.

12. Indemnification in favor of PB

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


   A. Manufacturer shall indemnify, defend, protect and hold harmless PBI, its Affiliates and all officers, directors, employees and agents thereof (hereinafter referred to as "PBI's Indemnities") harmless from all claims, suits, damages, losses, expenses, costs, obligations, liabilities, recoveries, and deficiencies, (including without limitation, interest, penalties, damage or injury to property or person and incidental and consequential damages as well as attorneys' fees, costs or defense, and expert witness fees incurred in connection therewith) which may be asserted against or suffered by any PBI Indemnity which arise or result from any product liability claims or any violation by ZAP of any law, statute, rule, regulation, or any breach of this Agreement.

   B. ZAP shall defend, indemnify, and hold all PBI Indemnities harmless as provided above for all advertising claims made by PBI which have been approved by ZAP in advance.

   C. Manufacturer agrees that it shall not carry less than one million dollars of "occurance" product liability insurance and casualty insurance for the term of this agreement. Manufacturer shall name PBI (said policy shall name) PBI's officers and its affiliates and Barry Biddulph and Rex Everett as individuals as additional insured on said policies. ZAP agrees to increase this product liability insurance to prudent higher limits as soon as financially reasonable. ZAP agrees a certificate of insurance shall be provided to PBI for such insurance policies. Said policies shall require that insurer may not terminate or materially modify such insurance without prior notice to PBI at least twenty (20) days in advance of termination or modification. PBI shall have the right to review and approve said policies.

13. Term of Agreement/Renewal/Overide Commissions/Buy Out Formulas

   A. The Term of this Agreement shall become effective on the Effective Date and shall terminate on May 31, 1998, unless extended by written agreement of the parties or sooner terminated pursuant to the terms of this Section 13.

   B. Either party may terminate this Agreement (with or without cause) by giving the other party at least sixty (60) days advance written notice to terminate.

      1. If Zap terminates the agreement before May 31, 1998 then it will owe PBI a "Buyout Amount" equal to either, (a) if the Override Brokerage Fee has been earned by PBI, then their Buyout Amount shall be $4,000,000 less the Override Brokerage Fee paid to PBI through the termination date or (b) if the Override Brokerage Fee has not been earned by PBI, then the Buyout Amount shall be $4,000,000 less the "Buyout Reduction Amount" derived herein below, as follows:

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


      Unit and dealer quotas will be weighted based on their relative importance to Zap. The weights are 80% for unit sales and 20% for dealers.

      FIRST, The Total Weighted Quota for subsection 13B(1) (b) is 2,406 and was derived as follows: (3,000 unit sales quota times 80%) plus (30 dealer contracts submitted times 20%). For subsection 13B(2) it is 8,006 because the 10,000 unit sales required on May 31, 1998 is used.

      SECOND, The Weighted Actual Results for unit sales and dealer contracts submitted to Zap by PBI would be determined. For subsection 13B(1)(b) the Quota performance measurement period ends May 31, 1997. For subsection 13B(2) the Quota performance measurement period ends on May 31, 1998.

      THIRD, the reduction formula should be applied for subsection 13B(1) the Buyout Reduction Amount is derived as follows:

      "(1(representing 100%) minus (The weighted actual results divided by The Total weighted quota)) times $4,000,000".

      For subsection 13B(2), the reduction percentage is derived under the formula above by replacing the $4,000,000 with the 10% called for in that provision.

      Example for 13B(1)(b):

      Actual results           Unit sales           2,000
                               Dealer contracts        25

      The Weighted Actual Results
                    (2,000 times 80%)+(25 times 20%) equals 1,605

      The Buyout Reduction Amount is $1,340,000 derived as follows:

                    1,605 divided by 2,406 equals 0.665
                    1 minus 0.665 equals 0.335
                    $4,000,000 times 0.335 equals $1,340,000

      Therefore,   the  Buyout  Amount  under  subsection   13B(1)(b)  would  be
      $2,660,000 ($4,000,000 less $1,340,000).

      2. If the parties do not elect to extend the Term of this Agreement beyond the expiration date of May 31, 1998 (the Term), then, for the period June 1, 1998 to and including May 31, 2001, in addition to paying an Override Brokerage Fees of 3% herein described in Section 4D and 4D(1), as further consideration of the value of the PBI Enrolled
      Dealer network then in place, PBI will also be paid a Dealer Network Buyout Amount computed at a rate of 10% of the Sales revenues to customers of the then PBI Enrolled Dealers (provided, however, that said 10% shall be reduced by applying the reduction formula in subsection 13B(1)(b) hereof, with 10% being substituted for the $4,000,000 and the 10,000 Unit Sales required by May 31, 1998, substituted for the 3,000 Unit Sales required by May 31, 1997. Notwithstanding anything in this provision to the contrary, if the parties elect to extend this agreement beyond the expiration date of May 31, 1998, then, this provision will be of no force or effect and no Dealer Network Buyout Amount will be due to PBI hereunder.

   C. At any time, either party may terminate this Agreement upon written notice to the other Party within thirty (30) days after the occurrence of any of the events set forth below is true with respect to the Noticed Party, to wit:

      1. Makes an assignment for the benefits of its creditors;

      2. Has a receiver appointed for all or any substantial portion of its business or assets and such receiver is not dismissed within 90 days thereafter,

      3. Files or has filed against it, any petition under any bankruptcy or insolvency law, and, if such filing is involuntary, is not dismissed within 90 days thereafter,

      4. is dissolved or liquidated without a successor in interest assuming all obligations hereunder.

      5. PBI sells in excess of 40% of its capital stock in any transaction or series of related transactions, merges or is acquired by another entity or sells all, or substantially all of its assets ("Change in Control"), whereby the Party in control thereafter is a competing manufacturer or markets products substantially similar to the Products. In any event of a change of control, PBI shall provide notice to ZAP of the identity of the new owner(s).

14. Effect of Termination or Expiration

   Termination or expiration of this Agreement shall not relieve PBI or Manufacturer of any obligations or responsibilities it incurs prior to the termination or expiration of this Agreement.

15. Dispute Resolution

   A. Any disputes between the Parties that arise out of this Agreement shall be submitted to final and binding arbitration in the City of Santa Rosa, County of Sonoma, State of California, under the Arbitration Rules of the American Arbitration Association then in effect, upon written notification and demand of any Party hereto. If any Party demands such arbitration, the American Arbitration Association shall be requested to submit a list of prospective arbitrators consisting of persons experienced in matters involving commercial contracts. The provisions of California's Code of Civil Procedure Section 1283.05 and the laws of the State of California are incorporated herein and shall be applicable to the arbitration. In making the award, the arbitrator shall award to the prevailing Party. Any award may be entered as a judgment in any court of competent jurisdiction in Santa Rosa, California. Should judicial proceedings be commenced to enforce or carry out this provision or any arbitration award, the prevailing Party in such proceedings shall be entitled to reasonable attorneys' fees and costs in addition to other relief. Any Party shall have the right, prior to receiving an arbitration award, to obtain preliminary relief from a court of competent jurisdiction to: (i) avoid injury or prejudice to that Party; or (ii) to protect the rights of any Party; or (iii) to maintain the status quo as it existed immediately prior to the dispute; or (iv) to obtain possession or property in order to avoid a material risk of damage to or loss of that property.

16. Miscellaneous

   A. Applicable law This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California residents entered into and to be performed entirely within the State of California.

   B. Headings. The headings used herein and in the Exhibits attached hereto are descriptive only and for the convenience of identifying provisions, and are not determinative of the meaning or any such provisions.

   C. Entire Agreement This Agreement and the documents attached hereto as Exhibits constitute the entire Agreement and understanding between the Parties with respect to the subject matter herein and therein, and supersede and replace any and all prior Agreements and understandings. whether oral or written with respect to such matters. The provisions of this Agreement may be waived, altered, amended or replaced in whole or in part only upon the written consent of all Parties to this Agreement.

   D. Severability If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions herein shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any Party.

   E. Successors and Assigns Subject to any provisions herein with regard to assignment, all covenants and Agreements herein shall bind and insure to the benefit of the respective heirs, executors, administrators, successors and assigns of the Parties hereto.

   F. Venue Any action proceeding arising directly or indirectly from this Agreement shall be litigated or arbitrated, as the case may be, in an appropriate state or federal court in the County of Sonoma, State of California.

   G. Counterparts This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Parties to this Agreement of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

   H. No Implied Waivers The failure of either Party at any time to require performance by the other Party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either Party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

   I. Days Whenever the term "day" is used herein, unless otherwise stated, it refers to calendar days.

   J. Notices All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery. If delivered personally or by one-day courier, or by facsimile transmission where receipt is acknowledged by the receiving machine or if given by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given 72 hours after such delivery, to the applicable Party's address set forth on the signature page as well as any addresses set forth on the signature page hereto. Either Party hereto may change the address(es) to which such communications are to be directed by giving written notice to the other Party hereto of such change in the manner provided above.

   K. Signature The Parties shall be entitled to rely upon and enforce a facsimile of any authorized signatures as if it were the original.

17. Representations and Covenants: Manufacturer and PBI hereby represents and covenants to the other as follows:

   A. It has full right, power and authority to enter into this Agreement and there is nothing which would prevent it from performing its obligations under the terms and conditions imposed on it by this Agreement.

   B. This Agreement has been duly authorized by all of its necessary corporate action and constitutes a valid and binding obligation on it, enforceable in accordance with the terms thereof.

   C. There is no provision in its company or corporate charter, articles or incorporation, by-laws or the equivalent company or corporate governing documents and no provision in any existing mortgage, indenture, contract or Agreement binding on it which would be contravened by the execution, delivery or performance by it of this Agreement.

   D. No consent of any third Party is or shall be required as a condition to the validity of this Agreement.

   E. There is no action or proceeding pending or in so far as it knows or ought to know threatened against it before any court, administrative agency or other tribunal which might have a material adverse effect on its business or condition, financial or otherwise, or its operation of any business which would not have to be disclosed in Securities and Exchange Commission filings.

   F. It covenants and agrees that its representations contained in this Agreement shall remain true in all respects at all times after the Effective Date hereof with the same effect as though such representations had been made on and as of each such subsequent date.

18. Disclosure The Parties agree that the disclosure by PBI of this Agreement may be required by some or all of the PBI Enrolled Dealers, and that the disclosure of this Agreement may be appropriate even though it is not required by such PBI Enrolled Dealers. Any Party hereto may, therefore, disclose all or any part of this Agreement to third Parties in its own discretion provided, however, that this Agreement may not be disclosed to any direct competitors of Manufacturer or PBI.

19. Audit Manufacturer shall keep accurate books of account at its principal place of business covering all transactions relating to the Agreement. PBI or its duly authorized representatives shall have the right, at reasonable hours of the day and upon reasonable notice, to examine such books and all other documents and material in Manufacturer's "possession or control" with respect to material accounting matters covered by this Agreement. All books of account and records of ZAP and its affiliates relating to this Agreement shall be retained for at least five (5) years after the applicable transaction date or the period of time as required by the California Franchise Tax Board where applicable to such records whichever period is longer.

20. Force Majeure Neither Party hereto shall be liable in damages, or shall be subject to termination of this Agreement by the other Party, for any delay or default in performing any obligation hereunder if that delay or default is due to any cause beyond the reasonable control and without fault or negligence of that Party; provided that, in order to excuse its delay or default hereunder, a Party shall notify the other Party of the occurrence or causes, specifying the nature, particulars and expected duration thereof;, and provided further, that within ten (10) business days after the termination of such occurrence or cause, such Party shall give notice to the other Parties specifying the date of termination thereof. All obligations of the Parties shall return to being in full force and effect upon the termination of such occurrence or cause
(including, without limitation, any payments that became due and payable hereunder prior to the termination of such occurrence or cause). For the purposes of this Section 20, a "cause beyond their reasonable control" of a Party shall include, without limiting the generality of the phrase, any act of God act of any government or other authority or statutory undertaking, industrial dispute, fire, earthquake, explosion, accident, power failure, flood, riot or war (declared or undeclared).

21. Compliance with Laws. Each Party shall comply with applicable federal, state and local governmental laws, rules, regulations and ordinances with respect to performance under this Agreement, including, without limitation, applicable provisions of the Export Administration Act of 1979, as amended (50 U.S.C.A. App. 2401 et seq.) and regulations promulgated thereunder, and any other applicable federal, state or local laws, rules, regulations and ordinances governing the export and use of commodities and data, and shall cooperate with each other Party in its compliance with this Section.

22. Biddulph/Biddulph Chevrolet is Separate from PBI Biddulph Chevrolet is a separate entity from PBI and in no way subject to this clause or any portion of this Agreement.

In Witness Whereof, the Parties hereto have cause this Agreement to be executed by their respective duly authorized representative as of the date first above written.

           ZAP POWER SYSTEMS, Inc.                    POWER BIKING INC.

           BY: James McGreen  5/6/96                     BY:   ????    5/6/96
           ------------------------                   --------------------------
               President

           117 Morris Street                          5213 El Mercado Parkway
           Sebastopol, Ca. 95472                      Unit D
                                                      Wikiup, Ca. 95403
           Ph. (707) 824-4150                         Ph. (707) 522-6260
           Fax (707) 824-4159                         Fax (707) 522-6288

23. Supersedes all prior agreements all prior existing agreements between ZAP and PBI are hereby superceded by this Agreement and shall be of no further force and effort.

                     EXHIBIT A-ASSEMBLED PRODUCTS DESCRIBED
                                      FOR
                           EXCLUSIVE SALES AGREEMENT
                     BETWEEN ZAP & PBI DATED MARCH 5, 1996

As of the Effective Date of the Agreement the Assembled Products covered by this Agreement are as follows.

Bicycles, Tricycles, Skateboards, Zappy, and Powerkits.

                       EXHIBIT B-FORM OF DEALER AGREEMENT
                         FOR EXCLUSIVE SALES AGREEMENT
                     BETWEEN ZAP & PBI DATED MARCH 5, 1996

                  FORM OF AGREEMENT TO BE ADDED WHEN COMPLETED

                       EXHIBIT C-FORM OF ESCROW AGREEMENT
                         FOR EXCLUSIVE SALES AGREEMENT
                     BETWEEN ZAP & PBI DATED MARCH 5, 1996

                           To be added when completed